Exhibit 10.19

SECOND AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Second Amendment”) is entered into on December 12, 2014 and is effective November 18, 2014, by and between Towerstream Corporation, a Delaware corporation (the “Corporation”), and Jeffrey M. Thompson (the “Executive” and, together with the Corporation, the “Parties”).

WHEREAS, the Parties have entered into that certain Employment Agreement dated and effective December 21, 2007 and that certain Amendment to Employment Agreement dated December 8, 2011 and effective as of December 10, 2011 (collectively, the “Original Agreement”); and

WHEREAS, the Parties desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Section 4(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“The Corporation shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of $475,000 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations.”

2.	Section 4(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to such bonus compensation (in cash, capital stock or other property) as the Compensation Committee of the Board of Directors (the “Compensation Committee”) may determine from time to time in its sole discretion. In the event that the Compensation Committee is unable to act or if there shall be no such Compensation Committee, then all references herein to the Compensation Committee (except in the proviso to this sentence) shall be deemed to be references to the Board of Directors of the Corporation.”

3.	Section 4(f) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Special Cash Bonus:  The Corporation shall pay Executive $175,000.00 as a bonus on December 8, 2014.

Option Grants: The Executive shall be eligible from time to time during the fiscal year ending December 31, 2015 for grants of options (the “Option Grants”) to purchase up to an aggregate of 250,000 shares of the Corporation’s common stock at a purchase price equal to the closing price of the common stock on the date of grant, as reported on Bloomberg, under the Corporation’s 2010 Employee Stock Purchase Plan, 2007 Equity Compensation Plan or the 2007 Incentive Stock Plan, as applicable (or any successor or replacement plans adopted by the Board of Directors of the Corporation and approved by the stockholders of the Corporation) (each, a “Plan”, and collectively, the “Plans”).  The Option Grants shall be awarded at the sole discretion of the Compensation Committee. The options shall vest in equal quarterly installments over a two year period and shall have a term of ten years. Option Grants shall be subject to the applicable Plan terms and conditions, provided, however, that Option Grants shall be subject to any additional terms and conditions as are in any option agreement(s), which shall supersede any conflicting provisions governing Option Grants provided under the Plans.

4.	Section 14 is hereby added to the Original Agreement as follows:

14. Clawback Rights.  All amounts paid to Executive by the Corporation (other than Executive's Base Salary pursuant to Section 4(a) hereof and reimbursement of expenses pursuant to Section 4(c) hereof) during the Term and any time thereafter and any and all stock based compensation (such as options and equity awards, including the Option Grants) granted during the Term and any time thereafter (collectively, the "Clawback Benefits") shall be subject to "Clawback Rights" as follows: during the period that the Executive is employed by the Corporation and upon the termination or expiration of the Executive's employment and for a period of three (3) years thereafter, if any of the following events occurs, Executive agrees to repay or surrender to the Corporation the Clawback Benefits as set forth below:

(a)      If a restatement (a "Restatement") of any financial results from which any Clawback Benefits to Executive shall have been determined (such restatement resulting from material non-compliance of the Corporation with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or  requirements which were not in effect on the date the financial statements were originally prepared), then the Executive agrees to immediately repay or surrender upon demand by the Corporation any Clawback Benefits which were determined by reference to any Corporation financial results which were later restated, to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the Restatement of the Corporation's financial information.  All Clawback Benefits amounts resulting from such Restatements shall be retroactively adjusted by the Compensation Committee to take into account the restated results and if any excess portion of the Clawback Benefits resulting from such restated results is not so repaid or surrendered by the Executive within ninety (90) days of the revised calculation being provided to the Executive by the Corporation following a publicly announced Restatement, the Corporation shall have the right to take any and all action to effectuate such adjustment.

(b)     If any material breach of any Agreement by Executive relating to confidentiality, non-competition, non-raid of employees, or non-solicitation of vendors or customers (including, without limitation, Sections 9 or 10 hereof) or if any material breach of Corporation policy or procedures which causes material harm to the Corporation occurs, as determined by the Board in its sole discretion, then the Executive agrees to repay or surrender any Clawback Benefits upon demand by the Corporation and if not so repaid or surrendered within ninety (90) days of such demand, the Corporation shall have the right to take any and all action to effectuate such adjustment.

(c)     The amount of Clawback Benefits to be repaid or surrendered to the Corporation shall be determined by the Compensation Committee and applicable law, rules and regulations.  All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Corporation and Executive.

5.

Terms used in this Second Amendment but not defined herein will have the respective meanings ascribed to such terms in the Original Agreement.  In the event of any conflict between the terms of this Second Amendment and the terms of the Original Agreement, this Second Amendment shall control.  Except as modified by this Second Amendment, the Original Agreement shall remain in full force and effect.

TOWERSTREAM CORPORATION

By:	/s/ Dr. Howard L. Haronian
Name:	Dr. Howard L. Haronian
Title:	Chairman, Compensation Committee

JEFFREY M. THOMPSON

/s/ Jeffrey M. Thompson